EXHIBIT 8
Mark E. Sims
Direct Dial: (513) 579-6966
Facsimile: (513) 579-6457
E-Mail: MSims@kmklaw.com
June 12, 2009
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
Ladies and Gentlemen:
     We have acted as United States federal income tax counsel to American Financial Group, Inc., an Ohio corporation (“AFG”), in connection with (a) the Registration Statement of AFG on Form S-3 (Registration No. 333-157649) (the “Registration Statement”), which was filed by AFG with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and (b) the related prospectus dated March 3, 2009 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 10, 2009 relating to the sale of the 9-7/8% Senior Notes due 2019 (the “Notes”) dated June 10, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), as filed by AFG with the Commission pursuant to Rule 424(b) promulgated under the Securities Act. At your request, this opinion is being furnished to you for filing as Exhibit 8 to the Current Report of AFG on Form 8-K to be filed with the Commission on the date of this letter (the “Form 8-K”) and for incorporation into the Registration Statement.
     The Notes are to be issued and the terms of the Notes are to be established pursuant to an Indenture dated as of November 12, 1997 (the “Original Indenture”) as supplemented by the Supplemental Indenture dated as of December 3, 1997 and the Second Supplemental Indenture dated as of February 3, 2004 and as proposed to be supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture”) dated as of June 17, 2009 (the Original Indenture, as supplemented through and including the Third Supplemental Indenture, the “Indenture”).
     In this capacity, we have examined and relied upon the information set forth in the Registration Statement and the Prospectus and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed, and have also made such inquiries of such officers and representatives of AFG as we deemed necessary. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents presented to us as originals, the

American Financial Group, Inc.
June 12, 2009

conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.
     Based upon the foregoing and after consideration of applicable current law, we are of the opinion that, subject to the limitations set forth in the section entitled “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, the discussion in such section, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects. Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, now in effect, all of which are subject to change, possibly with retroactive effect, or to different interpretations.
     We express no opinion as to the accuracy of any statements of law relating to the Notes except as set forth above, or as to any other matters relating to the Registration Statement.
     We consent to be named in the Registration Statement and the Prospectus as the attorneys who have passed upon legal matters in connection with the issuance of the Notes and to the filing of this opinion as an exhibit to the Form 8-K. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours, KEATING MUETHING & KLEKAMP PLL
By:	Mark E. Sims
Mark E. Sims